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                               (10)(iii)(A)(8)


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                             EMPLOYMENT AGREEMENT


    This Agreement is made as of January 29, 1996 (the "Effective Date") between Cincinnati Bell Inc., an Ohio corporation ("Employer" or "CBI"), and John J. Mueller ("Employee").

    Employer and employee agree as follows:

    1. EMPLOYMENT. By this Agreement, Employer and Employee set forth the terms of Employer's employment of Employee on and after the Effective Date. Any prior agreements or understandings with respect to Employee's employment by Employer are cancelled as of the Effective Date.

    2. PERIOD OF EMPLOYMENT. This Agreement begins on the Effective Date and, subject to the terms of Section 13, will end on the day immediately preceding the fifth anniversary of the Effective Date.

    3.  DUTIES.

        A. Employee will serve as President and Chief Executive Officer of Cincinnati Bell Directory Inc. ("CBD") or in such other equivalent capacity as may be designated by the President of CBI. Employee will report to the President of CBI or such other officer of CBI as may be designated by the President of CBI.

        B. Employee shall furnish such managerial, executive, financial, technical, and other skills, advice and assistance in operating CBD as Employer may request.

        C. Employee shall also perform such other duties as are assigned to Employee by the CBI officer to whom Employee reports.

        D. Employee shall devote Employee's entire time, attention, and energies to the business of Employer. The words "entire time, attention, and energies" are intended to mean that Employee shall devote his full effort during reasonable working hours to the business of Employer and shall devote at least 40 hours per week to the business of Employer. Employee shall travel to such places as are necessary in the performance of Employee's duties.

    4.  COMPENSATION.

        A. Employee shall receive a base salary (the "Base Salary") of at least $120,000 for each calendar year, subject to proration for any partial year, during the term of this Agreement. Such Base Salary, and any other amounts payable hereunder, shall be subject to withholding as required by law.

        B. In addition to the Base Salary, Employee shall be entitled to receive an annual bonus (the "Bonus") for each calendar year for which services are performed under this

Agreement. Any Bonus for a calendar year shall be payable after the conclusion of the calendar year in accordance with Employer's regular bonus payment policies. For 1996, Employee shall be given a Bonus target of $50,000.

        C. On at least an annual basis, Employee shall receive a formal performance review and be considered for Base Salary and/or Bonus target increases.

    5. EXPENSES. All reasonable and necessary Expenses incurred by employee in the course of the performance of his duties to Employer shall be reimbursable in accordance with Employer's then current travel and expense policies.

    6.  BENEFITS.

        A. At the first meeting of the CBI Compensation Committee after the Effective Date, Employee shall be granted options to purchase 10,000 common shares of CBI at the time and on the terms approved by the Compensation Committee. In each year of this Agreement after 1996, Employee will be granted options to purchase common shares of CBI at the time and on the terms approved by the Compensation Committee of CBI. All provisions of this Agreement which relate to the terms under which stock options will be granted to Employee are subject to approval by the Compensation Committee. Such options may be granted under CBI's 1988 Long Term Incentive Plan (the "1988 Plan") or similar stock option plan.

        B. While Employee remains in the employ of Employer, Employee shall be entitled to participate in all of the various employee benefit plans and programs in which fourth level managers of CBI are participating.

        C. Employee shall receive a restricted stock award of 6,000 common shares of CBI at the first meeting of the CBI Compensation Committee following the date on which this Agreement has been executed by the parties. All provisions of this Agreement which relate the terms under which restricted stock will be granted to Employee are subject to approval by the Compensation Committee. Such award shall be made under the 1988 Plan on the terms set forth in Exhibit A. Such award shall be further subject to the terms of the 1988 Plan.

        D. Notwithstanding anything contained herein to the contrary, the Base Salary and Bonuses otherwise payable to Employee shall be reduced by any benefits paid to Employee by Employer under Employer's Sickness and Accident Disability Plan and Long Term Disability Plan for Salaried Employees.

    7. CONFIDENTIALITY. Employer and its Affiliates are engaged in the telecommunications services, information services and telecommunications support services industries within the U.S. and world wide. Employee acknowledges that in the course of employment with the Employer, Employee will be entrusted with or obtain access to information proprietary to the Employer and its Affiliates with respect to the following (all of which information is referred to hereinafter collectively as the "Information"); the organization and management of Employer and its Affiliates; the names, addresses, buying habits and other special information regarding past, present and potential customers, employees and suppliers of Employer and its Affiliates; customer and supplier contracts and transactions or price lists of Employer, its Affiliates and their suppliers; products, services, programs and processes sold, licensed or developed by Employer and its Affiliates; technical data, plans and specifications, present and/or future development projects of Employer and its Affiliates; financial and/or marketing data respecting the conduct of the present or future phases of business of Employer and its Affiliates; computer programs, systems and/or software; ideas, inventions, trademarks, business information, know-how, processes, improvements, designs, redesigns, discoveries and developments of Employer and its Affiliates; and other information considered confidential by any of the Employer, its Affiliates or customers or suppliers of Employer and its Affiliates. Employee agrees to retain the Information in absolute confidence and not to disclose the Information to any person or organization except as required in the performance of his duties for Employer, without the express written consent of Employer. For purposes of this Agreement, "Affiliate" means each direct and indirect subsidiary of CBI.

    8. NEW DEVELOPMENTS. All ideas, inventions, discoveries, concepts, trademarks, or other developments or improvements, whether patentable or not, conceived by Employee, alone or with others, at any time during the term of Employee's employment, whether or not during working hours or on Employer's premises, which are within the scope of or related to the business operations of Employer or its Affiliates or that relate to Employer or Affiliates' work or project, present, past or contemplated, shall be and remain the exclusive property of Employer. Employee shall, do all things reasonably necessary to ensure ownership of such New Developments by Employer, including the execution of documents assigning and transferring to Employer, all of Employee's right, title and interest in and to such New Developments, and the execution of all documents required to enable Employer to file and obtain patents, trademarks and copyrights in the United States and foreign countries on any of such New Developments.

    9. SURRENDER OF MATERIAL UPON TERMINATION. Employee hereby agrees that upon cessation of Employee's employment, for whatever reason and whether voluntary or involuntary, Employee will immediately surrender to Employer all of the property and other things of value in his possession or in the possession of any person or entity under his control that are the property of Employer or any of its Affiliates, including without limitation all personal notes, drawings, manuals, documents, photographs, or the like, including copies and derivatives thereof, relating directly or indirectly to any confidential information or materials or New Developments or relating directly or indirectly to the business of Employer or any of its Affiliates.

    10. REMEDIES.

        A. EMPLOYER'S REMEDIES. Employer and Employee hereby acknowledge and agree that the services rendered by Employee to Employer, the information disclosed to Employee during and by virtue of his employment, and Employee's commitments and obligations to Employer and its Affiliates herein are of a special, unique and extraordinary character, and that the breach of any provision of this Agreement by Employee will cause Employer irreparable injury and damage, and consequently the Employer shall be entitled to, in addition to all other remedies available to it, injunctive and equitable relief to prevent a breach of this Agreement, or any part of it, and to secure the enforcement of this Agreement.

        B. EMPLOYEE'S REMEDIES. Employee agrees to submit to final and binding arbitration any dispute, claim or controversy, whether for breach of this agreement or for violation of any of Employee's statutorily created or protected rights, arising between the parties that Employee would have been otherwise entitled to file or pursue in court or before any administrative agency (herein "claim"), and Employee waives all right to sue Employer, its Affiliates, and all of their agents, employees, officers and directors.

           (i) This agreement to arbitrate and any resulting arbitration award are enforceable under and subject to the Federal Arbitration Act, 9 U.S.C. Section 1 ET SEQ. ("FAA"). If the FAA is held not to apply for any reason then Ohio Revised Code Chapter 2711 regarding the enforceability of arbitration agreements and awards will govern this Agreement and the arbitration award.

           (ii) (a) All of Employee's claims must be presented at a single arbitration hearing under this Agreement. Any claim not raised at the arbitration hearing is waived and released. The arbitration hearing will take place in Cincinnati, Ohio.

                 (b) The arbitration process will be governed by the Employment Dispute Resolution Rules of the American Arbitration Association ("AAA") except to the extent they are modified by this Agreement.

                 (c) Employee has had an opportunity to review the AAA rules and the requirement that Employee must pay a filing fee which Employer has agreed to split on an equal basis.

                 (d) The arbitrator will be selected from a panel of arbitrators chosen by the AAA in White Plains, New York. After the filing of a Request for Arbitration, the AAA will send simultaneously to Employer and Employee an identical list of names of five persons chosen from the panel. Each party will have 10 days from the transmittal date in which to strike up to two names, number the remaining names in order of preference and return the list to the AAA.

                 (e) Any pre-hearing disputes will be presented to the arbitrator for expeditious, final and binding resolution.

                 (f) The award of the arbitrator will be in writing and will set forth each issue considered and the arbitrator's findings of fact and conclusions of law as to each such issue.


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              (g)  The remedy and relief that may be granted by the
arbitrator are limited to lost wages, benefits, cease and desist and affirmative relief, compensatory, liquidated and punitive damages and reasonable attorney's fees, and will not include reinstatement or promotion. If the arbitrator would have awarded reinstatement or promotion, but for the prohibition in this Agreement, the arbitrator may award front pay. Compensatory, liquidated and punitive damages for breach of this Agreement, if awarded, may not exceed the greater of (i) the amount provided in case of a termination under Section 13.D, and (ii) the maximum amount otherwise payable under the applicable terms of this Agreement. Compensatory, liquidated and punitive damages, for a dispute, claim or controversy other than for breach of this Agreement, if awarded, are limited to a combined total of one year's salary. The arbitrator may assess to either party, or split, the arbitrator's fee and expenses and the cost of the transcript, if any, in accordance with the arbitrator's determination of the merits of each party's position, but each party will bear any costs for its witnesses and proof.

              (h) Employer and Employee recognize that a primary benefit each derives from entering this Agreement is avoiding the delay and costs normally associated with litigation. Therefore, neither party will be entitled to conduct any discovery prior to the arbitration hearing except that: (i) Employer will furnish Employee with copies of all non-privileged documents in Employee's personnel file; (ii) if the claim for discharge, Employee will furnish Employer with records of earnings and benefits relating to Employee's subsequent employment (including self-employment) and all documents relating to Employee's efforts to obtain subsequent employment; (iii) the parties will exchange copies of all documents they intend to introduce as evidence at the arbitration hearing at least 10 days prior to such hearing; (iv) Employee will be allowed (at Employee's expense) to take the depositions, for a period not to exceed four hours each of two representatives of Employer, and Employer will be allowed (at its expense) to depose Employee for a period not to exceed four hours; and (v) Employer or Employee may ask the arbitrator to grant additional discovery to the extent permitted by AAA rules upon a showing that such discovery is necessary.

              (i) Nothing herein will prevent either party from taking the deposition of any witness where the sole purpose for taking the deposition is to use the deposition in lieu of the witness testifying at the hearing and the witness is, in good faith, unavailable to testify in person at the hearing due to poor health, residency and employment more than 50 miles from the hearing site, conflicting travel plans or other comparable reason.

          (iii) Arbitration must be requested in writing no later than 6 months from the date of Employee's knowledge of the matter disputed by the claim. Employee's failure to initiate arbitration under this Agreement within the time limits herein will be considered a waiver and release by Employee with respects to any claim subject to arbitration under this Agreement.

          (iv) Employer and Employee consent that judgement upon the arbitration award may be entered in any federal or state court that has jurisdiction.

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          (v)       Employee will not commence or pursue any litigation on
any claim that is or was subject to arbitration under this Agreement.

          (vi) All aspects of any arbitration procedure under this Agreement, including the hearing and the record of the proceedings, are confidential and will not be open to the public, except to the extent the parties agree otherwise in writing, or as may be appropriate in any subsequent proceedings between the parties, or as may otherwise be appropriate in response to a governmental agency or legal process.

     11. COVENANT NOT TO COMPETE. During the two year period following termination of Employee's employment with Employer for any reason (or if this period is unenforceable by law, then for such period as shall be enforceable) Employee will not engage in any business offering services related to the current business of Employer or any of its Affiliates in any capacity, whether such capacity be as a principal, partner, joint venturer, agent, employee, salesman, consultant, director or officer, where such position would involve Employee (i) in any business activity in competition with Employer of any of its Affiliates; (ii) in any position with any customer of Employer or any of its Affiliates which involves such customer's billing and/or billing related systems; or (iii) in any business that provides billing and/or billing related systems to third parties engaged in the communication business (including wireless, wireline and cable communication businesses). This restriction will be limited to the geographical area where Employer or any of its Affiliates is then engaged in such competing business activity or to such other geographical area as a court shall find reasonably necessary to protect the goodwill and business of the Employer.

          During the two year period following termination of Employee's employment with Employer for any reason (or if this period is unenforceable by law, then for such period as shall be enforceable) Employee will not interfere with or adversely affect, either directly or indirectly, Employer's or Employer's Affiliates' relationships with any person, firm, association, corporation or other entity which is known by Employee to be, or is included on any listing to which Employee had access during the course of employment as a customer, client, supplier, consultant or employee of Employer or any of its Affiliates and that Employee will not divert or change, or attempt to divert or change, any such relationship to the detriment of Employer or any of its Affiliates or to the benefit of any other person, firm, association, corporation or other entity.

          During the two year period following termination of Employer's employment with Employer for any reason (or if this period is unenforceable by law, then for such a period as shall be enforceable) Employee shall not, without prior written consent of Employer, accept employment, as an employee, consultant, or otherwise, with any company or entity which is a customer or supplier of Employer or any of its Affiliates at any time during the final year of Employee's employment with Employer.

          Employee will not, during or at any time after the termination of Employee's employment with Employer, induce or seek to induce, any other employee of Employer or any

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of its Affiliates to terminate his or her employment relationship with
Employer or the Affiliate which employs such other employee.

     12. GOODWILL. Employee will not disparage or act in any manner, directly or indirectly, which may damage the business of Employer or any of its Affiliates or which would adversely affect the goodwill, reputation, and business relationships of Employer of any of its Affiliates with the public generally, or with any of their customers, suppliers or employees.

     13.  TERMINATION.

          A.   (i)       Employer or Employee may terminate this Agreement upon
Employee's failure or inability to perform the services required hereunder because of any physical or mental infirmity for which Employee receives disability benefits under Employer's Sickness and Accident Disability Benefit Plan and/or Employer's Long Term Disability Plan for Salaried Employees as the case may be (the "Plans"), over a period of one hundred twenty consecutive working days during any twelve consecutive month period (a "Terminating Disability").

               (ii) If Employer or Employee elects to terminate this Agreement in the event of a Terminating Disability, such termination shall be effective immediately upon the giving of a written notice by the terminating party to the other.

               (iii) Upon termination of this Agreement on account of Terminating Disability, Employer shall pay Employee his accrued compensation hereunder, whether Base Salary or otherwise (subject to offset for any amounts received pursuant to the Plans), to the date of termination. For as long as such Terminating Disability may exist, Employee shall continue to be an employee of Employer for all other purposes and Employer shall provide Employee with disability benefits and all other benefits according to the provisions of the Plans and any other Employer plans in which Employee is then participating.

               (iv) If the parties elect not to terminate this Agreement upon an event of a Terminating Disability and Employee returns to active employment with Employer prior to such termination, or if such disability exists for less than one hundred twenty consecutive working days, the provisions of this Agreement shall remain in full force and effect.

          B. This Agreement terminates immediately and automatically on the death of Employee, provided, however, that the Employee's estate shall be paid Employee's accrued compensation hereunder, whether Base Salary or otherwise, to the date of death.

          C. Employer may terminate this Agreement immediately for Cause. For purposes of this Agreement, Employer shall have Cause to terminate this Agreement only if the CBI Board of Directors determines that there had been fraud, misappropriation or embezzlement on the part of the Employee.

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          D.   Employer may terminate this Agreement upon 60 days written notice for any reason other than those set forth in Sections 13.A., B. and C. In the event of a Termination under this Section 13.D., Employer shall pay Employee an amount equal to two times the sum of the Base Salary as it exists at the time of termination plus the Bonus target as it exists at the time of termination. In addition, as provided in Exhibit A hereto, the restrictions applicable to a portion of the restricted shares awarded to Employee under
Section 6.C. shall lapse. Employee's right to receive the payments called for under this Section 13.D. (including the lapsing of restrictions applicable to a portion of the restricted shares) shall be conditioned upon Employee executing a release (in form satisfactory to CBI) of all claims which Employee may have against CBI and its Affiliates.

          E. Upon Termination of this Agreement as a result of an event of termination described in this Section 13 and except for Employer's payment of the required payments under this Section 13, all further compensation under this Agreement shall terminate; provided, however, that all qualified deferred compensation which Employee may be entitled to receive pursuant to any of Employer's pension or profit sharing plans in which Employee may participate during Employee's employment with Employer shall be paid pursuant to the provisions of such plans at such times as any such amounts become payable to Employee. It is further understood that for purposes of this
Section 13, the term "accrued compensation" shall include all non-qualified deferred compensation, of whatever type or form, either previously granted to Employee by Employer or otherwise earned or received by Employee.

          F. The termination of this Agreement shall not amend, alter or modify the rights and obligations of the parties under Sections 7, 8, 9, 10, 11, and 12 hereof, the terms of which shall survive the termination of this Agreement.

     14. ASSIGNMENT. As this is an agreement for personal services involving a relation of confidence and trust between Employer and Employee, all rights and duties of Employee arising under this Agreement, and the Agreement itself, are nonassignable by Employee.

     15. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient, if in writing, and if delivered personally or by certified mail to Employee at his place of residence as then recorded on the books of Employer or to Employer at its principal office.

     16. WAIVER. No waiver or modification of this Agreement or the terms contained herein shall be valid unless in writing and duly executed by the party to be charged therewith. The waiver by any party hereto of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such party.

     17. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Ohio.

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     18.  ENTIRE AGREEMENT.  This Agreement contains the entire agreement of the parties with respect to Employee's employment by Employer. There are no other contracts, agreements of understandings, whether oral or written, existing between them except as contained or referred to in this Agreement.

     19. SEVERABILITY. In case any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or other unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or enforceable provisions have never been contained herein.

     20. SUCCESSORS AND ASSIGNS. Subject to the requirements of Paragraph 14 above, this Agreement shall be binding upon Employee, Employer and Employer's successors and assigns.

     21. CONFIDENTIALITY OF AGREEMENT TERMS. The terms of this Agreement shall be held in strict confidence by Employee and shall not be disclosed by Employee to anyone other than Employee's spouse, Employee's legal counsel, and Employee's other advisors. Further, except as provided in the preceding sentence, Employee shall not reveal the existence of this Agreement or discuss its terms with any person (including but not limited to any employee of Employer or its Affiliates) without the express authorization of the President of CBI.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                        CINCINNATI BELL, INC.


                                         By  /s/ John T. Lamacchia
                                             ------------------------
                                             John T. Lamacchia


                                        EMPLOYEE

                                        /s/ John J. Mueller
                                        ------------------------
                                        John J. Mueller



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